EXHIBIT 99.1

Filed by Orrstown Financial Services, Inc.

Commission File No.: 033-18888

CONTACT:

Robert J. Gentry

Director of Marketing

717.530.3545 Phone

717.532.4099 Fax

FOR IMMEDIATE RELEASE

Orrstown Financial Services, Inc. Reports First Quarter

Earnings and Increases Quarterly Dividend

Shippensburg, PA (April 27, 2006) – Orrstown Financial Services, Inc. (OTC Bulletin Board: ORRF), the parent company of Orrstown Bank, has announced first quarter 2006 earnings of $2,498,000, or $.46 per share versus $2,171,000, or $.40 per share for the first quarter of 2005. This represents a 15.1% increase in first quarter earnings compared to the prior year.

The Board of Directors voted to increase the second quarter cash dividend to $.20 per share payable to shareholders of record on May 10, 2006. This represents an increase of 42.9% over the dividend of $.14 declared during the second quarter of 2005 and an 11.1% increase over the first quarter 2006 dividend of $.18. Year to date, 2006 dividends of $.38 are 39.0% ahead of 2005 dividends. All per share amounts have been restated to reflect the 5% stock dividend of June 2005. The dividend will be paid on May 24, 2006.

Return on average assets and return on average equity were 1.69% and 17.55%, respectively, for the first quarter of 2006 versus 1.70% and 17.43%, respectively, for the first quarter of 2005. Assets of the company grew by 14.4% to $607 million from the first quarter of 2005 level of $531 million. The loan portfolio increased from $402 million to $473 million or 17.6% and deposits were up by 13.7% from $418 million to $476 million from the same quarter in 2005.

Kenneth R. Shoemaker, President and Chief Executive Officer stated, “We have begun the year on a very positive note and I am pleased that we are continuing the strong performance that has become a hallmark of Orrstown Financial. I have confidence that the team of associates we have assembled will continue our “tradition of excellence” that sets Orrstown apart from our competitors.”

With over $600 million in assets, Orrstown Financial Services, Inc. and its subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through fifteen banking offices and four remote service facilities located in Cumberland and Franklin Counties of Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is traded in the over-the-counter market under the symbol ORRF.

A summary of financial highlights follows:

For Quarter Ended:	March 31, 2006	March 31, 2005	% Change
Net Income	$2,498,000	$2,171,000	+15.1%
Primary Earnings Per Share	$.46	$.40	+15.0%
Diluted Earnings Per Share	$.44	$.39	+12.8%

Return on Assets	1.69%	1.70%
Return on Equity	17.55%	17.43%

Balance Sheet Highlights:	March 31, 2006	March 31, 2005	% Change
Assets	$607,590,000	$531,011,000	+14.4%
Loans, Gross	$473,679,000	$402,702,000	+17.6%
Deposits	$476,343,000	$418,851,000	+13.7%
Equity	$58,678,000	$50,553,000	+16.1%

Certain statements in this release may constitute “forward looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risk and uncertainties. Orrstown Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Orrstown Financial conducts its operations, fluctuations in interest rates, credit quality, and government regulation.